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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Reliant Resources, Inc. of our:

         Report dated March 31, 2003, (April 29, 2003 as to Schedule I; May 30, 2003 as to the fifth paragraph of note 2 (t), the second paragraph of note 20, note 22 and note 23; and June 27, 2003 as to note 24 and the fourth paragraph of note 1 to Schedule I) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for derivatives and hedging activities in 2001, (ii) the change in method of accounting for goodwill and other intangibles in 2002, (iii) the change in method of presenting trading and marketing activities from a gross basis to net basis in 2002, (iv) the change in method of accounting for early debt extinguishment, (v) accounting for European energy operations as a discontinued operations, and (vi) the restatement of the 2000 and 2001 consolidated financial statements) on the consolidated financial statements and related financial statement schedules of Reliant Resources, Inc. appearing in the Current Report on Form 8-K of Reliant Resources, Inc. dated June 30, 2003.

         Report dated March 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for derivatives and hedging activities in 2001) on the financial statements of El Dorado Energy, LLC, appearing in the Current Report on Form 8-K of Reliant Resources, Inc. dated June 30, 2003.

         Report dated March 31, 2003, June 13, 2003 as to note 12 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (i) the change in method of accounting for derivatives and hedging activities in 2001 and (ii) the change in method of accounting for goodwill and other intangibles in 2002) on the combined and consolidated financial statements of Reliant Energy Mid-Atlantic Power Holdings, LLC, appearing in the Current Report on Form 8-K of Reliant Resources, Inc. dated July 22, 2003.

         Report dated June 24, 2003 (which report expresses and unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for goodwill and other intangibles in 2002 and
         (ii) the acquisition of Reliant Energy Renewables, Inc.) on the consolidated financial statements of Reliant Energy Retail Holdings, LLC, appearing in the Current Report on Form 8-K of Reliant Resources, Inc. dated June 27, 2003.

         Report dated March 31, 2003, April 11, 2003 as to the ninth paragraph of note 12 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in method of accounting for goodwill and other intangibles in 2002 and (ii) the application of procedures relating to certain disclosures and reclassifications related to the 2000 and 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) on the consolidated financial statements and related financial statement schedules of Orion Power Holdings, Inc. as of December 31, 2002 and for the periods from January 1, 2002 to February 19, 2002 and February 20, 2002 to December 31, 2002, appearing in the Current Report on Form 8-K of Reliant Resources, Inc. dated April 16, 2003.

We also consent to the references to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP

July 23, 2003
Houston, Texas